Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Summit Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Other	22,222,222	$9.68	$215,111,108.96	0.00014760	$31,750.40

	Total Offering Amounts					$215,111,108.96		$31,750.40

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$31,750.40

(1)

The shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant will be offered for resale by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and maximum aggregate offering price are calculated using the average of the high ($10.18) and low ($9.18) prices of the Common Stock as reported on the Nasdaq Global Market on August 5, 2024, which date is within five business days prior to the filing of this registration statement.